NEWS RELEASE

FOR RELEASE:      IMMEDIATE RELEASE

CONTACT:       Frank C. Marchisello, Jr.
                  (336) 834-6834

                    TANGER REPORTS FIRST QUARTER 2003 RESULTS
     58.3% Increase in Net Income Per Share, 2.6% Increase in FFO Per Share

Greensboro, NC, May 6, 2003, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported net income for the first quarter of 2003 was $2.2 million, or $0.19 per share, as compared to net income of $1.4 million, or $0.12 per share for the first quarter of 2002, representing a 58.3% per share increase. For the three months ended March 31, 2003, funds from operations ("FFO"), a widely accepted measure of REIT performance, was $10.3 million, or $0.78 per share, as compared to FFO of $8.9 million, or $0.76 per share, for the three months ended March 31, 2002, representing a 15.1% increase in total FFO and a 2.6% per share increase. Net income and FFO per share amounts above are on a diluted basis. A reconciliation of net income to FFO is presented on the supplemental information page of this press release.

                            First Quarter Highlights

o    95% period-end portfolio occupancy rate

o    152  leases   signed,   totaling   677,000  square  feet  with  respect  to
     re-tenanting and renewal activity, including 50.4% of the square footage scheduled to expire during 2003

o $293 per square foot in reported same-space tenant sales for the rolling twelve months ended March 31, 2003

o 7.2% occupancy cost per square foot for the rolling twelve months ended March 31, 2003

o 99,000 square feet of development/expansion space underway and scheduled to open in third quarter of 2003

o 45.8% debt-to-total market capitalization ratio, 2.62 times interest coverage ratio

o $0.615 per share in common dividends declared, $2.46 per share annualized, representing 10th consecutive year of increased dividends

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, "Our portfolio and tenants continued to perform well and post solid results, despite being faced with numerous challenges in the first quarter, including unusually harsh winter conditions and the shift in the Easter holiday to the second quarter of 2003. Our portfolio occupancy held firm again at a strong 95%, equaling our first-quarter occupancy rate for the past four consecutive years. Importantly, we continued to operate our centers in a cost efficient manner, as was evidenced by our low occupancy cost of 7.2%." Mr. Tanger continued, "During the first three months we have already released or renewed approximately 50% of the space scheduled to expire during the entire year. We are on track with our development and expansion activities, which may have a positive impact on our earnings in the second half of the year. Overall, we remain well-positioned to achieve our stated growth objectives for the year."

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

                           Portfolio Operating Results

During the first quarter of 2003, Tanger executed 152 leases, totaling approximately 677,000 square feet, including approximately 539,000 square feet, representing 50.4%, of the 1,070,000 square feet originally scheduled to expire during 2003. Tanger achieved a 1.7% increase in base rental revenue per square foot, on a cash basis, with respect to this re-tenanting and renewal activity. Additionally, the average initial cash base rent for new stores opened during the first quarter of 2003 was $19.01, representing an increase of $1.43 or 8.1% above the average base rent for stores closed during the first quarter of 2003.

Reported same-space sales per square foot for the rolling twelve months ended March 31, 2003 were $293 per square foot. This represents a 0.3% decrease compared to $294 per square foot for the rolling twelve months ended March 31, 2002. For the first quarter of 2003, same-space sales decreased by 6.1%, as compared to the record high first quarter sales for the same period in 2002. Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of the comparative periods. The sales results are due, in part, to the severe winter during the first quarter of 2003 and the shift in the Easter holiday to the second quarter of 2003.

                              Investment Activities

In January 2003, Tanger acquired a 29,000 square foot, 100% leased expansion located contiguous with its existing factory outlet center in Sevierville, Tennessee. The purchase price was $4.7 million with an expected return of 10%. Construction of an additional 35,000 square foot expansion of the center is currently under way, with stores expected to open during the summer of 2003. The cost of expansion is estimated to be $4.0 million with an expected return in excess of 13%. Upon completion of the expansion, the Sevierville center will total approximately 418,000 square feet.

Tanger is currently underway with constructing the second phase of our newly opened, 100% leased center in Myrtle Beach, SC. The second phase totals 64,000 square feet and stores are expected to open during the summer of 2003. The center, which was developed and is managed and leased by the Company, is owned through a joint venture of which the Company owns a 50% interest. Accordingly, the Company's capital investment for the second phase will be approximately $1.1 million with an expected return in excess of 20%.

                              Balance Sheet Summary

As of March 31, 2003, Tanger had a total market capitalization of approximately $744 million, with $341 million of debt outstanding, equating to a 45.8% debt-to-total market capitalization ratio. This compares favorably to a total market capitalization of approximately $674 million with $360 million of debt outstanding on March 31, 2002. The Company had a 53.3% debt-to-total market capitalization ratio as of March 31, 2002. During the first quarter Tanger reduced its debt outstanding by $3.9 million. As of March 31, 2003, the Company had $19.3 million outstanding with $65.7 million available on its lines of credit. The Company continues to improve its interest coverage ratio, which was
2.62 times for the first quarter of 2003, as compared to 2.35 times interest coverage in the same period last year.

On May 2, 2003, Tanger announced it would call for redemption all of its outstanding Depositary Shares representing Series A Cumulative Convertible Redeemable Preferred Shares (NYSE: SKT-A) on June 20, 2003. The redemption price will be $25.00 per Depositary Share, plus accrued and unpaid dividends, if any, to, but not including, the redemption date. Prior to redemption, each Depositary Share may be converted to .901 common shares at the option of the Depositary Share holder until 5:00 p.m., Eastern Time, on June 17, 2003.

                           2003 FFO Per Share Guidance

Based on current market conditions, the strength and stability of its core portfolio and the Company's ongoing development, expansion and acquisition pipeline, Tanger currently believes its FFO for 2003 will range between $3.44 and $3.50 per share. Tanger currently expects 2003 FFO to range between $0.81 to $0.83 per share for the second quarter, $0.87 to $0.89 per share for the third quarter and $0.98 to $1.00 per share for the fourth quarter.

                          First Quarter Conference Call

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Tuesday, May 6, 2003, at 3:00 P.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers First Quarter Financial Results call. Alternatively, the call will be webcast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com, (click on "Corporate News").

A telephone replay of the call will be available from May 6, 2003 starting at 5:00 P.M eastern time through May 13, 2003, by dialing 1-800-642-1687 (conference ID # 9544838). Additionally, an online archive of the broadcast will also be available through May 13, 2003.

                       About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently operates 34 centers in 21 states coast to coast, totaling approximately 6.2 million square feet of gross leasable area. We are filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2002. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

This press release may contain forward-looking statements regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations and the development of new centers. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

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


                                       TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (In thousands, except per share data)

                                                                                       Three Months Ended
                                                                                            March 31,
                                                                                       2003          2002
----------------------------------------------------------------------------------------------------------
                                                                                        (unaudited)
REVENUES
  Base rentals (a)                                                                  $19,661       $18,066
  Percentage rentals                                                                    395           597
  Expense reimbursements                                                              8,450         7,260
  Other income                                                                          671           564
----------------------------------------------------------------------------------------------------------
       Total revenues                                                                29,177        26,487
----------------------------------------------------------------------------------------------------------
EXPENSES
  Property operating                                                                 10,017         8,611
  General and administrative                                                          2,430         2,275
  Interest                                                                            6,724         7,129
  Depreciation and amortization                                                       7,329         7,066
----------------------------------------------------------------------------------------------------------
       Total expenses                                                                26,500        25,081
----------------------------------------------------------------------------------------------------------
Income before equity in earnings of unconsolidated joint ventures,                    2,677         1,406
minority interest and discontinued operations
Equity in earnings of unconsolidated joint ventures                                      92             8
Minority interest                                                                      (578)         (252)
----------------------------------------------------------------------------------------------------------
Income from continuing operations                                                     2,191         1,162
Discontinued operations (b)                                                             ---           283
----------------------------------------------------------------------------------------------------------
Net income                                                                            2,191         1,445
Less applicable preferred share dividends                                              (443)         (444)
----------------------------------------------------------------------------------------------------------
Net income available to common shareholders                                          $1,748        $1,001
----------------------------------------------------------------------------------------------------------

Basic earnings per common share (c) :
Income from continuing operations                                                      $.19          $.09
Net income                                                                             $.19          $.13
----------------------------------------------------------------------------------------------------------

Diluted earnings per common share (c) :
Income from continuing operations                                                      $.19          $.09
Net income                                                                             $.19          $.12
----------------------------------------------------------------------------------------------------------

Funds from operations (FFO)                                                         $10,278        $8,927
FFO per common share - diluted (c)                                                     $.78          $.76
----------------------------------------------------------------------------------------------------------

(a) Includes straight-line rent adjustment of ($57) and ($41) for the three months ended March 31, 2003 and 2002, respectively.

(b) In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets", the results of operations for property disposed of during 2002 have been reported above as Discontinued Operations for both the current and prior periods presented.

(c) Relects the change in accounting policy with respect to stock options as permitted by the modified prospective method of SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure" whereby, effective
     January 1, 2003, compensation expense is recognized based on the fair value provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" for all options granted since 1995. Results for prior years have not been restated.

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

                                   TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                               CONSOLIDATED BALANCE SHEETS
                                            (In thousands, except share data)

                                                                                                    March 31,     December 31,
                                                                                                      2003            2002
------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (unaudited)
ASSETS
  Rental Property
    Land                                                                                              $51,274          $51,274
    Buildings, improvements and fixtures                                                              581,074          571,125
    Developments under construction                                                                       692              ---
------------------------------------------------------------------------------------------------------------------------------
                                                                                                      633,040          622,399
    Accumulated depreciation                                                                         (180,996)        (174,199)
------------------------------------------------------------------------------------------------------------------------------
    Rental property, net                                                                              452,044          448,200
  Cash and cash equivalents                                                                               209            1,072
  Deferred charges, net                                                                                 9,648           10,104
  Other assets                                                                                         13,424           18,299
------------------------------------------------------------------------------------------------------------------------------
       Total assets                                                                                  $475,325         $477,675
------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Long-term debt
    Senior, unsecured notes                                                                          $148,009         $150,109
    Mortgages payable                                                                                 173,811          174,421
    Lines of credit                                                                                    19,319           20,475
------------------------------------------------------------------------------------------------------------------------------
                                                                                                      341,139          345,005
  Construction trade payables                                                                           7,560            3,310
  Accounts payable and accrued expenses                                                                12,070           15,095
------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                             360,769          363,410
------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Minority interest                                                                                      23,245           23,630
------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity
  Preferred shares, $.01 par value, 1,000,000 shares authorized,
    80,190 shares issued and outstanding
    at March 31, 2003 and December 31, 2002                                                                 1                1
  Common shares, $.01 par value, 50,000,000 shares authorized,
    9,299,665 and 9,061,025 shares issued and outstanding
    at March 31, 2003 and December 31, 2002                                                                93               90
  Paid in capital                                                                                     165,641          161,192
  Distributions in excess of net income                                                               (74,324)         (70,485)
  Accumulated other comprehensive loss                                                                   (100)            (163)
-------------------------------------------------------------------------------------------------------------------------------
        Total shareholders' equity                                                                     91,311           90,635
-------------------------------------------------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity                                                 $475,325         $477,675
-------------------------------------------------------------------------------------------------------------------------------


         TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                      SUPPLEMENTAL INFORMATION
   (In thousands, except per share, state and center information)
                                                                               Three Months Ended
                                                                                   March 31,
                                                                                2003         2002
--------------------------------------------------------------------------------------------------
Funds from Operations:
  Net income                                                                  $2,191       $1,445
  Adjusted for:
    Minority interest                                                            578          252
    Minority interest, depreciation and amortization
     attributable to discontinued operations                                     ---          237
    Depreciation and amortization uniquely significant to real estate
     - wholly owned                                                            7,255        6,993
    Depreciation and amortization uniquely significant to real estate
     - unconsolidated joint ventures                                             254          ---
--------------------------------------------------------------------------------------------------
      Funds from operations before minority interest                         $10,278       $8,927
--------------------------------------------------------------------------------------------------
      Funds from operations per share - diluted                                 $.78         $.76
--------------------------------------------------------------------------------------------------


WEIGHTED AVERAGE SHARES
  Basic weighted average common shares                                         9,181        7,948
  Effect of outstanding share and unit options                                   227           80
--------------------------------------------------------------------------------------------------
  Diluted weighted average common shares (for
    earnings per share computations)                                           9,408        8,028
  Convertible preferred shares (a)                                               723          726
  Convertible operating partnership units (a)                                  3,033        3,033
--------------------------------------------------------------------------------------------------
  Diluted weighted average common shares (for
    funds from operations per share computations)                             13,164       11,787
--------------------------------------------------------------------------------------------------


OTHER INFORMATION
Gross leasable area open at end of period -
  Wholly owned                                                                 5,497        5,332
  Partially owned (b)                                                            260          ---
  Managed                                                                        457          105
--------------------------------------------------------------------------------------------------
Total gross leasable area open at end of period                                6,214        5,437

Outlet centers in operation -
  Wholly owned                                                                    28           29
  Partially owned (b)                                                              1          ---
  Managed                                                                          5            3
--------------------------------------------------------------------------------------------------
Total outlet centers in operation                                                 34           32

States operated in at end of period (b)                                           21           20
Occupancy percentage at end of period (b)                                        95%          95%
--------------------------------------------------------------------------------------------------
(a)  The convertible  preferred shares and operating partnership units (minority interest)  are not  dilutive on earnings per share  computed in  accordance with generally accepted accounting principles.

(b) Includes Myrtle Beach, South Carolina property which is operated by us through a 50% ownership joint venture.

We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income
(loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.
                                       6